Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of June, 2011 by and between Alterra Capital Holdings Limited, a Bermuda company (the “Company”), and W. Marston Becker (“Executive”).

WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer pursuant to that certain employment agreement dated as of November 13, 2006, and as amended as of December 17, 2008, by and between the Company and Executive (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Executive as President and Chief Executive Officer of the Company;

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s employment by the Company; and

WHEREAS, the Prior Agreement shall be of no further force and effect as of the Effective Date (as defined below).

NOW, THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1 EMPLOYMENT

1.1 Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing as of January 1, 2011 (the “Effective Date”) and ending on the earlier of (i) January 1, 2014 (the “Expiration Date”) and (ii) the termination of Executive’s employment in accordance with Section 3 hereof (the “Term”).

1.2 Duties. During the Term, the Company shall employ Executive as President and Chief Executive Officer of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the “Board”). As of the Effective Date, Executive is a member of the Board and shall be nominated for re-election at each annual meeting during the Term thereafter at which his directorship term expires. Executive shall have such authority and duties with regard to the business of the Company as are generally held or performed by an executive of the Company and companies of a similar size and nature serving in such position, and such other authorities and duties as may from time to time be delegated or assigned to Executive by the Board consistent with such position. Executive’s primary place of employment shall be at the Company’s headquarters in Bermuda; provided, that Executive will be required to travel to other locations in connection with his responsibilities under this Agreement.

1.3 Exclusivity. Executive agrees to devote his exclusive and full professional time and attention to his duties as an employee of the Company. In addition, Executive agrees that he shall not render to others any service of any kind for compensation or engage in any other business activity, including any involvement in any business in which Executive has any administrative or operating responsibility. Notwithstanding the foregoing, subject to Section 4 hereof, (i) Executive shall not be precluded from devoting reasonable periods of time required to manage his personal investments and participate in professional, educational, philanthropic or community activities; provided, that such activities do not interfere with Executive’s discharge of his duties to the Company and (ii) Executive may, with the consent of the Board, which consent shall not be unreasonably withheld, serve on the boards of directors of non-charitable entities, provided, that such service does not interfere with Executive’s discharge of his duties to the Company.

SECTION 2 COMPENSATION, BENEFITS AND EXPENSES

2.1 Base Salary. During the Term, the Company shall pay to Executive a salary (“Base Salary”) at an annual rate of $1,150,000, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be reviewed annually by the Board or a committee thereof, and may be increased (but not decreased) in the discretion of the Board or a committee thereof taking into consideration Executive’s performance, Company performance, external peer practices and general economic conditions.

2.2 Annual Cash Bonus. For each calendar year during the Term beginning with 2011, Executive shall be eligible to receive an annual cash bonus based on pre-established performance goals established by the Board or a committee thereof with a target cash bonus of 160% of Base Salary and a range of cash bonus from 0% to 300% of Base Salary (the “Annual Cash Bonus”). Any Annual Cash Bonus shall be paid no later than March 15 of the year following the year to which such Annual Cash Bonus relates.

2.3 Annual Long-Term Incentive Award. For each calendar year during the Term beginning with 2011, the Company shall grant to Executive a long-term incentive award with a target long-term incentive award of 200% of Base Salary and a range from 0% to 400% of Base Salary (the “Annual Long-Term Incentive Award”). The Annual Long-Term Incentive Award shall be made in cash, shares or other share equivalent vehicles in accordance with the Company’s normal grant practice. The terms of the Annual Long-Term Incentive Award shall be determined by the Board or a committee thereof, may include vesting based upon attainment of pre-established performance goals during a specified performance period (the “Performance Period”), and shall be in a form substantially similar to awards made to other senior executives of the Company. Any Annual Long-Term Incentive Award shall be payable no later than March 15 of the year following the last year of the Performance Period and shall be paid in cash or fully vested shares of the Company’s publicly traded securities.

2.4 Restricted Stock Award. Upon execution of this Agreement, the Company shall grant to Executive 100,000 shares of restricted common shares of the Company (the “Execution Award”) pursuant to the terms and conditions of the Company’s stock incentive plan and the form of award agreement attached hereto as Exhibit A.

2.5 Annual Annuity Payment. Promptly after the date hereof, and thereafter on January 1 of each calendar year through and including January 1, 2014, the Company shall pay to Executive the amount of $750,000 (U.S.) (each, an “Annuity Payment”) to compensate Executive for the cost of purchasing a retirement annuity or for other retirement planning.

2.6 Reimbursement of Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, ordinary and necessary business expenses incurred and substantiated by him in accordance with applicable Company policy. Executive shall have access to, and use of, private air charter for normal commuting to and from the Company’s corporate headquarters in Bermuda and business travel as needed in his reasonable discretion and in accordance with Company policy.

2.7 Employee Benefits.

(a) During the Term, Executive shall be entitled to participate in all employee benefit plans of the Company, including pension, medical coverage, education or other welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives, in each case to the extent and in the manner available to other senior executives of the Company (and on a basis no less favorable to Executive than is generally provided to other senior executives of the Company) and in accordance with the terms of such plans and programs; provided, that nothing herein shall preclude the Company’s authority to amend or terminate any such plans at any time and from time to time.

(b) During the Term, Executive shall receive a monthly payment of a housing allowance in an amount equal to the lesser of (i) the actual monthly rental cost incurred by Executive for housing in Bermuda, plus $1,000 (U.S.) and (ii) $15,000 (U.S.) per month (the “Housing Allowance”). In addition, Executive shall be entitled to a tax gross-up on the Housing Allowance to the extent and in the manner provided to other Company senior executive officers who are subject to U.S. income tax.

(c) Executive shall be entitled to six weeks of paid vacation, subject to the timing and carry-over policies of the Company as they may exist from time to time, during each year of the Term.

2.8 Prior Restricted Stock Award. Notwithstanding anything in this Agreement, the terms and conditions of the restricted stock award granted to Executive pursuant to the Restricted Stock Award Agreement between the Company and Executive dated as of June 29, 2010 (the “Prior Award Agreement”) remain subject to the terms and conditions set forth in the Prior Award Agreement.

SECTION 3 TERMINATION OF EMPLOYMENT

3.1 Termination. Executive’s employment with the Company may be terminated by either the Company or Executive as set forth pursuant to Sections 3.2 through 3.9 hereof (the date on which Executive’s employment terminates, the “Termination Date”). Upon the termination of Executive’s employment with the Company for any reason, Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, paid within 30 days following the Termination Date; (ii) any earned but unpaid Annual Cash Bonus for any completed calendar year paid no later than March 15 of the year following the year to which such award relates; (iii) vested benefits (if any) in accordance with the applicable terms of applicable Company employee benefit plans; (iv) any accrued but unpaid vacation pay; (v) any Annuity Payment earned with respect to a previous January 1, but which then remains unpaid; and (vi) any unreimbursed expenses in accordance with Section 2.6 hereof, payable within 30 days following the Termination Date (collectively, the “Accrued Amounts”).

3.2 Termination for Cause. The Company shall have the right to terminate Executive’s employment with the Company, by written notice to Executive, for “Cause.” “Cause” shall mean: (i) habitual drug or alcohol use which impairs the ability of Executive to perform his duties hereunder; (ii) Executive’s conviction during the Term by a court of competent jurisdiction, or a pleading of “no contest” or guilty, to a felony or the equivalent if outside the United States; (iii) Executive’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are materially harmful to, either financially, or to the business reputation of, the Company; (iv) Executive’s willful and material violation of Section 4 hereof; (v) Executive’s willful failure or refusal to perform his duties hereunder (other than such failure caused by Executive’s Disability or while on vacation), after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties, and which is not cured, if curable, within 30 days after such written notice is delivered to Executive by the Board; or (vi) Executive otherwise breaches any material provision of this Agreement which is not cured, if curable, within 30 days after written notice is delivered to Executive by the Board. Executive will be given the opportunity within five calendar days of receipt of such notice to meet with the Board to defend such act or acts or failure to act. No act or failure to act by Executive shall be deemed “willful” unless done, or omitted to be done, (x) by Executive not in good faith and (y) without a reasonable belief that his action or omission was in the best interest of the Company. Acts or failures to act will not be deemed to be “willful” if Executive is specifically directed to take (or not take) such action by the Board, unless Executive in good faith believes such directives are illegal and Executive promptly notifies the Board thereof.

Upon any termination for Cause, all payments, contributions and other benefits to which Executive is entitled under this Agreement shall cease immediately, with the exception of any Accrued Amounts, and any time-vesting or performance-vesting awards granted to Executive by the Company, whether in cash, shares or other share equivalent vehicles, shall be treated in accordance with their terms.

3.3 Voluntary Termination by Executive. Executive may voluntarily terminate his employment with the Company without Good Reason (as defined below) and other than due to Retirement (as defined below) or on the Expiration Date pursuant to Section 3.6 (a “Voluntary Termination”) by giving the Company 90 days’ advance written notice of such termination. Upon a Voluntary Termination, all payments, contributions and other benefits to which Executive is entitled under this Agreement shall cease immediately, with the exception of any Accrued Amounts, and any time-vesting or performance-vesting awards granted to Executive by the Company, whether in cash, shares or other share equivalent vehicles, shall be treated in accordance their terms.

3.4 Disability or Death. If Executive is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability based upon certification by a medical doctor chosen by Executive and agreed to by the Company, which agreement shall not be unreasonably withheld, and such physical or mental disability has continued for 180 consecutive days or 180 non-consecutive days within any 365-day period (a “Disability”), then the Company shall have the right to terminate Executive’s employment with the Company for Disability. In the event of Executive’s termination for Disability or termination due to Executive’s death, in addition to the Accrued Amounts, Executive (or Executive’s estate, beneficiary or beneficiaries, as the case may be) shall be entitled to receive the following payments:

(a) A cash payment equal to the sum of (i) Executive’s Base Salary plus (ii) the greater of (A) the Annual Cash Bonus for the immediately preceding calendar year and (B) the target Annual Cash Bonus for the then current calendar year, payable within 60 days after the Termination Date;

(b) A pro-rata portion of the Annual Cash Bonus for the year of termination, as determined in the good faith opinion of the Board based on the relative achievement of performance targets through the Termination Date, payable within 60 days after the Termination Date;

(c) Payment of all remaining Annuity Payments, which shall be paid on the dates they otherwise would have been paid;

(d) Accelerated vesting as of the Termination Date of any time-vesting awards granted to Executive by the Company, whether in cash, shares or other share equivalent vehicles, including the Execution Award (“Time-Vesting Awards”); and

(e) Any time-based vesting restrictions on performance-vesting awards granted to Executive by the Company, whether in cash, shares or another share equivalent vehicles (“Performance-Vesting Awards”), shall lapse on the Termination Date, but any performance hurdle requirements shall continue pursuant to the terms of the grant.

3.5 Termination by the Company without Cause or by Executive for Good Reason Other than During a Change in Control Protection Period. The Company shall have the right to terminate Executive’s employment with the Company without Cause (other than due to Disability or death) by giving Executive 30 days’ advance written notice of such termination. Executive shall have the right to terminate Executive’s employment with the Company for “Good Reason” within 30 days after the occurrence, without Executive’s written consent, of one of the following events that has not been cured, if curable, within 30 days after Executive has given written notice to the Company identifying in reasonable detail the basis for such termination. “Good Reason” shall mean: (i) any material and adverse change to Executive’s duties or authority that is inconsistent with his title and position of President and Chief Executive Officer; (ii) a diminution of Executive’s title or position as President and Chief Executive Officer; (iii) the Board’s failure to nominate Executive for re-election to the Board; (iv) the relocation of Executive’s primary place of employment outside of Bermuda; (v) a reduction of Executive’s Base Salary; (vi) a material reduction in Executive’s target Annual Cash Bonus (or ranges with respect thereto) or a material reduction of Executive’s benefits provided under Section 2.7 other than a reduction permitted under terms and conditions of the applicable Company policy or benefit plan and which similarly affects other senior executives of the Company; or (vii) a failure by the Company to comply with any other material provision of this Agreement with respect to Executive’s duties as President and Chief Executive Officer or relating to payments of compensation or benefits to Executive.

Upon a termination of Executive’s employment with the Company by the Company without Cause other than during a Change in Control Protection Period (as defined below) or by Executive for Good Reason other than during a Change in Control Protection Period, in addition to any Accrued Amounts, Executive shall be entitled to receive the following severance benefits:

(a) Severance pay in the aggregate amount of two times the sum of (i) Executive’s Base Salary plus (ii) the greater of (A) the Annual Cash Bonus for the immediately preceding calendar year and (B) the target Annual Cash Bonus for the then current calendar year, which shall be paid in 12 equal monthly installments beginning on the Company’s first payroll date following the 65th day after the Termination Date;

(b) A pro-rata portion of the Annual Cash Bonus for the year of termination, as determined in the good faith opinion of the Board based on the relative achievement of performance targets through the Termination Date, payable on the Company’s first payroll date following the 65th day after the Termination Date;

(c) Payment of all remaining Annuity Payments, which shall be paid on the Company’s first payroll date following the 65th day after the Termination Date;

(d) Accelerated vesting of any Time-Vesting Awards as of the Termination Date; and

(e) Any time-based vesting restrictions on Performance-Vesting Awards shall lapse on the Termination Date, but any performance hurdle requirements shall continue pursuant to the terms of the grant.

3.6 Termination due to Expiration of the Term.

(a) This Agreement shall terminate on the Expiration Date unless the Company and Executive mutually agree. Neither party has any obligation to renew this Agreement upon the expiration of the Term on the Expiration Date.

(b) If the Company does not, between 121 and 150 days prior to the Expiration Date, notify Executive in writing that it wishes to continue to employ Executive after the Expiration Date on substantially similar terms to those set forth in this Agreement (excluding, for this purpose, the payment of Annuity Payments and the grant of the Execution Award) and if Executive’s employment with the Company terminates on the Expiration Date, in addition to the Accrued Amounts, Executive shall be entitled to receive the following severance benefits:

(i) Severance pay in the aggregate amount equal to the sum of (A) Executive’s Base Salary plus (B) the greater of (x) the Annual Cash Bonus for the immediately preceding calendar year and (y) the target Annual Cash Bonus for the then current calendar year, which shall be paid in 12 equal monthly installments beginning on the Company’s first payroll date following the 65th day after the Termination Date;

(ii) The Annual Cash Bonus for the preceding calendar year, as determined in the good faith opinion of the Board, payable on the Company’s first payroll date following the 65th day after the Termination Date;

(iii) Payment of an amount in cash equal to the cash equivalent value of the Annual Long-Term Incentive Award that would have been awarded with respect to the preceding calendar year in accordance with Section 2.3 as determined in the good faith opinion of the Board;

(iv) Payment of the remaining Annuity Payment, which shall be paid on January 1, 2014;

(v) Accelerated vesting of Time-Vesting Awards as of the Termination Date; and

(vi) Any time-based vesting restrictions on Performance-Vesting Awards shall lapse on the Termination Date, but any performance hurdle requirements shall continue pursuant to the terms of the grants.

(c) If the Company, between 121 and 150 days prior to the Expiration Date, notifies Executive in writing that it wishes to continue to employ Executive after the Expiration Date on substantially similar terms to those set forth in this Agreement (excluding, for this purpose, the payment of Annuity Payments and the grant of the Execution Award), and Executive notifies the Company less than 120 days prior to the Expiration Date that he does not wish to continue to be employed by the Company after the Expiration Date on substantially similar terms to those set forth in this Agreement, and if Executive’s employment with the Company terminates on the Expiration Date, in addition to the Accrued Amounts, Executive shall be entitled to receive the following severance benefits:

(i) Severance pay in the aggregate amount equal to Executive’s Base Salary, which shall be paid in 12 equal monthly installments beginning on the Company’s first payroll date following the 65th day after the Termination Date;

(ii) The Annual Cash Bonus for the preceding calendar year, as determined in the good faith opinion of the Board, payable on the Company’s first payroll date following the 65th day after the Termination Date;

(iii) Payment of an amount in cash equal to the cash equivalent value of the Annual Long-Term Incentive Award that would have been awarded with respect to the preceding calendar year in accordance with Section 2.3 as determined in the good faith opinion of the Board;

(iv) Payment of the remaining Annuity Payment, which shall be paid on January 1, 2014;

(v) Accelerated vesting of Time-Vesting Awards as of the Termination Date; and

(vi) Any time-based vesting restrictions on Performance-Vesting Awards shall lapse on the Termination Date, but any performance hurdle requirements shall continue pursuant to the terms of the grants.

3.7 Termination due to Executive’s Retirement. Executive shall have the right to terminate his employment with the Company for Retirement (as defined below). “Retirement” shall mean Executive’s termination of his employment with the Company upon at least 120 days’ advance written notice to the Company, without Good Reason, on or prior to the Expiration Date. Notwithstanding anything contained herein to the contrary, the foregoing definition of Retirement does not affect the definition of such term under any other benefit plans of, or agreements with, the Company.

Upon termination of Executive’s employment with the Company by Executive due to Retirement, in addition to the Accrued Amounts, Executive shall be entitled to the following severance benefits:

(a) Severance pay in the aggregate amount equal to the Base Salary, which shall be paid in 12 equal monthly installments beginning on the Company’s first payroll date following the 65th day after the Termination Date;

(b) A pro-rata portion of the Annual Cash Bonus for the year of termination as determined in the good faith opinion of the Board based on the relative achievement of performance targets through the Termination Date, payable on the Company’s first payroll date following the 65th day after the Termination Date;

(c) Accelerated vesting of Time-Vesting Awards as of the Termination Date;

(d) Any time-based vesting restrictions on Performance-Vesting Awards shall lapse on the Termination Date, but any performance hurdle requirements shall continue pursuant to the terms of the grants; and

(e) If Executive’s date of Retirement is the Expiration Date, (i) payment of the remaining Annuity Payment, which shall be paid on January 1, 2014; (ii) the Annual Cash Bonus for the preceding calendar year, as determined in the good faith opinion of the Board, payable on the Company’s first payroll date following the 65th day after the Termination Date; and (iii) payment of an amount in cash equal to the cash equivalent value of the Annual Long-Term Incentive Award that would have been awarded with respect to the preceding calendar year in accordance with Section 2.3 as determined in the good faith opinion of the Board.

3.8 Termination by the Company without Cause or by Executive for Good Reason During a Change in Control Protection Period. The Company shall have the right to terminate Executive’s employment with the Company without Cause (and other than due to Disability of death) during a Change in Control Protection Period by giving Executive 30 days’ advance written notice of such termination. Executive shall have the right to terminate Executive’s employment with the Company for Good Reason during a Change in Control Protection Period within 30 days after the occurrence of a Good Reason event that has not been cured, if curable, within 30 days after Executive has given written notice to the Company identifying in reasonable detail the basis for such termination.

A “Change in Control Protection Period” shall mean the 12-month period immediately following a Change in Control. A “Change in Control” shall be deemed to occur upon: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or Alterra Bermuda Limited; (ii) any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent 51% or more of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company, (D) any acquisition by any corporation pursuant to a transaction that complies with subclauses (A) and (B) of clause (iv) of this definition, (E) any acquisition involving beneficial ownership of less than 50% of the then-outstanding common shares, par value $1.00 per share, of the Company (and any shares or other securities into which such common shares may be converted or into which they may be exchanged) (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, that for purposes of this subclause (E), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company; (iii) during any period of two consecutive years, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the shareholders of the Company was approved by a vote of the then incumbent Board (i.e. those members of the Board who either have been directors from the beginning of such two-year period or whose election or nomination for election was previously approved by the Board as provided in this clause (iii)) cease for any reason to constitute a majority of the Board; (iv) the Board or the shareholders of the Company approve and consummate a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common shares (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or (v) the Board or shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or a series of transactions) of all or substantially all of the Company’s assets.

Upon a termination of Executive’s employment with the Company by the Company without Cause during a Change in Control Protection Period or by Executive for Good Reason during a Change in Control Protection Period, in addition to any Accrued Amounts, Executive shall be entitled to receive the following severance benefits:

(a) Severance pay in the aggregate amount of two and one-half times the sum of (i) Executive’s Base Salary plus (ii) the greater of (A) the Annual Cash Bonus for the immediately preceding calendar year and (B) the target Annual Cash Bonus for the then current calendar year, which shall be paid in 12 equal monthly installments beginning on the Company’s first payroll date following the 65th day after the Termination Date;

(b) A pro-rata portion of the Annual Cash Bonus for the year of termination, as determined in the good faith opinion of the Board based on the relative achievement of performance targets through the Termination Date, payable on the Company’s first payroll date following the 65th day after the Termination Date;

(c) Payment of all remaining Annuity Payments, which shall be paid on the Company’s first payroll date following the 65th day after the Termination Date;

(d) Accelerated vesting of Time-Vesting Awards as of the Termination Date; and

(e) Any time-based vesting restrictions on Performance-Vesting Awards shall lapse on the Termination Date, any performance hurdle requirements shall be deemed achieved at their maximum level under their terms, and such Performance-Vesting Awards shall be paid to Executive on the 65th day following the Termination Date.

3.9 Termination of Employment on or prior to December 31, 2011 by the Company without Cause or by Executive for Good Reason. Notwithstanding any other provision in this Agreement to the contrary, if the Company terminates Executive’s employment with the Company without Cause (other than due to Disability or death), or Executive terminates Executive’s employment with the Company for Good Reason, in each case on or prior to December 31, 2011, in addition to any Accrued Amounts, Executive shall be entitled to receive, in lieu of any other severance benefits under this Agreement, the following severance benefits:

(a) Severance pay in the aggregate amount of three times the sum of (i) Executive’s Base Salary under the Prior Agreement plus (ii) the amount of the annual cash bonus paid to Executive in 2011 for the 2010 performance year plus (iii) the value of the annual restricted stock award granted to Executive on March 1, 2011 for the 2010 performance year, which shall be paid in 12 equal monthly installments beginning on the Company’s first payroll date following the 65th day after the Termination Date;

(b) A pro-rata portion of the Annual Cash Bonus for the year of termination, as determined in the good faith opinion of the Board based on the relative achievement of performance targets through the Termination Date, payable on the Company’s first payroll date following the 65th day after the Termination Date; and

(c) Accelerated vesting of Time-Vesting Awards as of the Termination Date other than the Execution Award, which shall be forfeited.

3.10 Prior Transaction Change in Control Provisions.

(a) The provisions in this Section 3.10 shall only apply with respect to the transactions contemplated by the Amalgamation Agreement dated March 3, 2010 pursuant to which Alterra Holdings Limited amalgamated with Harbor Point Limited, effective May 12, 2010 (the “Prior Transaction”).

(b) Anything in this Agreement to the contrary notwithstanding, any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuated a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company in connection with the Prior Transaction, in either case, within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (a “Change in Ownership”), to or for the benefit of Executive (the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax, but excluding any taxes or penalties under Section 409A of the Code) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income. Notwithstanding the foregoing provisions of this Section 3.10(b), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 15% of the aggregate payments, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 3.5 through 3.9, unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(c) Subject to the provisions of Section 3.10(b), all determinations required to be made under this Section 3.10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company at the time that the applicable calculations are made (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 3.10 with respect to any Payments made to Executive shall be made no later than 30 days following such Payment. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

3.11 General Change in Control Provisions.

(a) If, in connection with any Change in Ownership occurring after the date hereof, the Company (or its successor) determines, based upon the advice the Accounting Firm, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, (i) if requested by Executive, the Company will cooperate with Executive to restructure such arrangements to eliminate or minimize the amount of such payments which constitutes parachute payments in a manner deemed acceptable to Executive and (ii) whether or not a restructuring described in clause (i) is effected, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided, that such amounts shall not be so reduced if without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon his receipt of the Reduced Amount.

(b) If the determination made pursuant to paragraph (a) of this Section 3.11 results in a reduction of the payments that would otherwise be paid to Executive except for the application of paragraph (a) of this Section 3.11, the payments or benefits under this Agreement shall be reduced in the order that minimizes the amount of total reduction in payments and benefits under this Agreement as a result of this provision as determined by the Accounting Firm.

(c) For the avoidance of doubt, the provisions of paragraphs (a) and (b) of this Section 3.11 shall not limit Executive’s rights with respect to amounts otherwise owed to Executive pursuant to the Prior Transaction Gross-Up Payment provisions in Section 3.10.

3.12 Compliance with Covenants; Release; Resignations. Any payments or benefits made or provided pursuant to Section 3.5 through 3.9 hereof are subject to Executive’s:

(a) Compliance with the provisions of Section 4 hereof;

(b) Delivery to the Company of an executed general release of all claims against the Company (other than claims to enforce the provisions of Section 3.5 through 3.9, and claims for earned vested amounts under any employee benefit plan and other claims that cannot by law be waived), with all revocation periods having expired, within 60 days after Executive’s termination date, in the form of release of claims set forth as Exhibit B hereto (the “Release”); and

(c) Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

3.13 Bermuda Employment Act 2000. Executive agrees that the first month of any severance pay under this Section 3 shall be deemed pay in lieu of notice under section 21 of the Bermuda Employment Act 2000.

SECTION 4 RESTRICTIVE COVENANTS

4.1 Return of Property and Nondisclosure. Upon termination or expiration of his employment, Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing “Confidential Information” (as defined below), including, among other things, that which relates to services performed by Executive for the Company or any affiliate, or was created or obtained by Executive while performing services for the Company or any affiliate or by virtue of Executive’s relationship with the Company or any affiliate, except that Executive shall have no obligation to deliver to the Company his rolodex, calendars and any documents containing Executive’s personal contacts or information. Except (i) as required in order to perform his obligations under this Agreement; (ii) as may otherwise be required by law or any legal process; or (iii) as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), Executive shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity, any of the Company’s or any affiliate’s Confidential Information at any time (during or after Executive’s employment). For purposes of this Agreement, “Confidential Information” of the Company shall mean any valuable, competitively sensitive data and information related to the Company’s or any affiliate’s business, including Trade Secrets (as defined below) that are not generally known by or readily available to the Company’s or any affiliate’s competitors other than as a result of an improper disclosure directly or indirectly by Executive. “Trade Secrets” shall mean information or data of the Company or any affiliates, including technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

4.2 Post-Employment Property. Executive agrees that any and all intellectual property that Executive invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others and that is the result of or is substantially derived from Confidential Information shall be the sole and exclusive property of the Company unless in the public domain. Executive shall promptly and fully disclose all such property to the Company, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company to reflect such ownership by the Company.

4.3 Noninterference with Clients or Employees. Executive agrees that, during the period of Executive’s employment with the Company and for a period of 24 months following the date of termination of employment for any reason, whether voluntary or involuntary (the “Noninterference Period”), Executive shall not, on Executive’s own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, executive, employee, consultant or other person or entity that has a business relationship with the Company, to terminate or limit in any way his, her, its or their relationship with the Company, or interfere in any way with such relationship, and/or solicit or in any manner influence or discourage any prospective client or customer that was contacted by the Company within the 12-month period preceding Executive’s date of termination from entering into a business relationship with the Company.

4.4 Noncompetition.

(a) Executive agrees that, during the period of Executive’s employment with the Company and for a period of (i) 12 months following the date of termination of employment for any reason, whether voluntary or involuntary, other than Retirement or (ii) 24 months following the date of termination of employment due to Executive’s Retirement (the “Noncompetition Period”), Executive shall neither, directly nor indirectly, engage or hold an interest in any business engaged in the Business in those geographic areas in which the Company conducts the Business, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company engages in the Business. For purposes of this Agreement, “Business” shall mean (i) specialty insurance or reinsurance and (ii) any other business in which the Company is engaged in at the time of the termination of Executive’s employment.

(b) Notwithstanding the paragraph (a) of this Section 4.3, during the Noncompetition Period, Executive shall be permitted to serve on boards of directors of companies that are not included in the Company’s “peer group” (as disclosed in the Company’s most recent annual proxy statement) with the prior written consent of the Board, with such consent not unreasonably withheld.

4.5 Other Restrictive Covenants. The applicable terms of equity or incentive awards granted to Executive by the Company may provide for noncompetition or noninterference covenants of a duration longer than the Noninterference Period or the Noncompetition Period; provided, that such covenants are no more restrictive on Executive than those covenants applicable generally to other senior executives of the Company in such equity or incentive awards (“Incentive Award Restrictive Covenants”), and such duration shall not be modified by any provision in this Agreement, subject to the limitation of remedies in connection therewith set forth in Section 4.6.

4.6 Enforcement. Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Company. Executive further acknowledges that if he breaches any provision of this Section 4, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity, including the right to monetary and compensatory damages. The Company shall be entitled to monetary and compensatory damages for any breaches by Executive of any provision of this Section 4 only in the event that Executive willfully and materially breaches any provision of this Section 4 and the Company shall be entitled to recover from Executive no more than 50% of the aggregate amount, if any, paid to Executive under Sections 3.5(a) and (b), 3.6(b)(i), 3.6(c)(i), 3.7(a) and (b), 3.8(a) and (b), or 3.9(a) and (b). If any provision of this Section 4 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 4 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 4 (or any portion thereof). Notwithstanding the foregoing or any other provision in this Agreement or any documents relating to any equity or other incentive award, in the event of Executive’s breach of any Incentive Award Restrictive Covenants, the Company’s sole remedy shall be, in the case of a willful and material breach of such Incentive Award Restrictive Covenants, the cancellation or recovery of Executive’s then unvested interest, if any, in such equity or incentive awards (or if vesting of such awards was accelerated and such breach occurred prior to the normally scheduled vesting date of such award, the Company’s recovery of such award or the value thereof). The Company shall reimburse Executive for his reasonable legal fees and expenses incurred in any dispute with the Company regarding Executive’s breach of this Section 4 if Executive is successful on any material claims raised in such dispute.

4.7 Subsidiaries. For purposes of the restrictions of this Section 4, references to the “Company” include reference to its subsidiaries.

SECTION 5 INDEMNIFICATION

5.1 General. The Company shall indemnify Executive to the fullest extent permitted by the Company’s charter, by-laws and applicable law. The Company shall also maintain and cover Executive under one or more contract(s) of directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment, to the same extent as the Company covers its other officers and directors.

5.2 409A/457A Indemnity. The Company agrees to indemnify, and hold Executive harmless, on an after-tax basis from (i) any excise, penalty or other taxes incurred by Executive pursuant to Sections 409A or 457A of the Code under the Prior Agreement or in connection with the compensation or benefits payable to Executive hereunder and (ii) any interest and penalties associated with such aforementioned excise, penalty or other taxes and any expenses of Executive (including counsel fees) reasonably incurred in contesting such taxes, interest or penalties (the “Indemnity Payment”). Any Indemnity Payment shall be paid to Executive in cash as soon as practicable after the applicable liability is incurred by Executive but in any event no later than the calendar year after the calendar year in which Executive remits the applicable taxes, interest or penalties to the applicable taxing authority, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v) or any successor thereto.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Nondisparagement. Neither the Company nor any of its officers (within the meaning of Section 16 of the Exchange Act) shall publicly defame or criticize the services, business, integrity, veracity or personal or professional reputation of Executive, and Executive shall not publicly defame or criticize the services, business, integrity, veracity or personal or professional reputation of the Company, its officers, directors, partners, employees, affiliates, or agents thereof, in each case (i) in either a professional or personal manner and (ii) other than by truthful testimony in any legal proceeding.

6.2 Assignment and Successors. The rights and obligations of the Company under this Agreement may be freely assigned (including, but not limited to assignment to an affiliate of the Company for purposes of payroll) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Executive’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

6.3 Mitigation; Offset. Except as specifically provided hereunder, Executive shall not be required to mitigate damages resulting from his termination of employment and the amounts payable to Executive pursuant to this Agreement shall not be offset or reduced by any other compensation earned by Executive.

6.4 Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given (i) on the date of delivery if delivered by hand; (ii) on the date of transmission, if delivered by confirmed facsimile; (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service; or (iv) on the fourth business day following the date delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to its principal executive offices, Attention: Corporate Secretary, or to such other person as the Company shall designate by written notice to Executive.

If to Executive, to his last known address shown on the payroll records of the Company.

6.5 Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.6 Complete Agreement. This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties.

6.7 Amendment and Waiver. This Agreement may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

6.8 Applicable Law. This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of New York.

6.9 Arbitration. Except as otherwise provided in Section 4 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York in accordance with the rules and procedures of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own legal fees and expenses incurred in connection therewith. Notwithstanding the foregoing, upon termination of Executive’s employment with the Company during a Change in Control Protection Period, or upon termination of Executive’s employment with the Company for Good Reason (whether or not during a Change in Control Protection Period), the Company shall reimburse Executive for his reasonable legal fees and expenses incurred in any such dispute if Executive is successful on any material claims raised in such dispute.

6.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

6.12 Non-Waiver of Rights and Breaches. No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

6.13 Survival. The provisions of Section 4 shall survive the termination of this Agreement (and any concurrent or subsequent termination of Executive’s employment). The provisions of Section 3 shall survive any termination of Executive’s employment during the Term.

6.14 Superseding Agreement. In the event of any conflict between the terms of this Agreement and the terms of any Company plan, program or policy, the terms of this Agreement shall control to the extent such terms are more favorable to Executive; provided, that the Company shall have an appropriate opportunity to conform the terms of any such conflicting plan, program or policy to the terms of this Agreement.

6.15 Sections 409A and 457A. Anything in this Agreement to the contrary notwithstanding:

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) and Section 457A of the Code and all guidance and other interpretive authority issued thereunder (“Code Section 457A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A or Code Section 457A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A or Code Section 457A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of Executive’s “separation from service” within the meaning of Code Section 409A (a “Separation from Service”), then any payment or benefit provided to Executive from the Company on account of Executive’s Separation from Service, to the extent such payment or benefit (after taking into account all exclusions applicable to such payment under Code Section 409A) is properly treated as “deferred compensation” subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to the representative of Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

(d) Executive’s right to receive such severance payments under Section 3 shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding any provision in this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “deferred compensation” under Code Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s Separation from Service with the Company.

(e) Any severance pay to which Executive is entitled under Section 3 that is outstanding as of December 31 of the year following the year in which the Termination Date occurs shall be paid on such December 31, and no further severance payments shall be made after that date.

6.16 Attorney’s Fees. The Company shall reimburse Executive for the reasonable legal fees and expenses of Executive’s counsel in connection with the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Alterra Capital Holdings Limited

By:
Name: Joseph W. Roberts
Title: Chief Financial Officer

W. Marston Becker

EXHIBIT A
Form of Execution Award Agreement

EXHIBIT B
Release of Claims

GENERAL RELEASE

I, W. Marston Becker, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the compensation and benefits provided to me by Alterra Capital Holdings Limited (the “Company”) pursuant to Section 3.5 – 3.9, as applicable of my Employment Agreement dated June 1, 2011 (to which this General Release is attached), do hereby release and forever discharge and covenant not to sue the Company and its subsidiaries, affiliates, directors, members, officers, executives, agents, stockholders, and its and their affiliates, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the effective date of this General Release by reason of my employment with or severance of my employment from the Company and its affiliates (“Claims”).

By signing this General Release, I am providing a complete waiver of all Claims that may have arisen, whether known or unknown, up until and including the effective date of this General Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), the New York State and New York City Human Rights Laws, the New York Labor Law, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof, including the laws of Bermuda, including but not limited to the Employment Act of 2000 and the Human Rights Act of 1981. This General Release shall not, however, apply to any obligation of the Company pursuant to Section 3.5 – 3.9, as applicable of the Employment Agreement and other provisions of the Employment Agreement that by their terms survive the severance of my employment, any rights I may have under equity award agreements between me and the Company, any rights to indemnification from the Company I may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, any rights that I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both me and the Company are jointly responsible or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”). I further agree, promise and covenant that, to the maximum extent permitted by law, neither, I, nor any person, organization, or other entity acting on my behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims.

I hereby acknowledge and confirm that I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this General Release, including, without limitation, with respect to the terms relating to my release of claims arising under ADEA, and that I have in fact consulted an attorney. I have been given 21 days to review this General Release, and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the benefits provided for under Section 3.5 – 3.9, as applicable of the Employment Agreement for the purpose of making full and final settlement of all claims referred to above. I also understand that I have seven days after execution to revoke this General Release, and that this General Release and any obligations that the Company has to me under Section 3.5 – 3.9, as applicable of the Employment Agreement and will not become effective if I exercise my right to revoke my signature within seven days of execution. I understand that such revocation must be delivered to the Company at its headquarters, attn: Secretary, during such period to be effective.

I acknowledge that I have not relied on any representations or statements not set forth in my Employment Agreement or this General Release. I will not disclose the contents or substance of this General Release to anyone except my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof, and I will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this General Release on this       day of                       , 20   .

W. Marston Becker